EXHIBIT 99.1

Monarch Casino & Resort Reports Record First Quarter Financial Results

RENO, Nev., April 20, 2022 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch,” “we,” “our,” or “the Company”) today reported record operating results for the first quarter ended March 31, 2022, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended March 31,
	2022	2021	Increase
Net revenue	$108,318	$74,960	44.5%
Net income	18,118	8,154	122.2%
Adjusted EBITDA(1)	$34,342	$22,831	50.4%

Basic EPS	$0.96	$0.44	118.2%
Diluted EPS	$0.92	$0.42	119.0%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Fiscal year 2022 is off to a strong start as we benefited from the full scope of operations at our newly expanded Monarch Black Hawk and the continued growth of market share at both properties. Our first quarter results also benefited from continued healthy overall macroeconomic trends. The labor market pressure and rising inflation could impact further near-term margins. Our teams continue to manage expenses effectively as we re-invest in our properties and grow our business.

“Net revenue and Adjusted EBITDA of $108.3 million and $34.3 million, respectively, were both first quarter records, as was our Adjusted EBITDA margin of 31.7%. We believe that our financial results demonstrate our operational excellence and confirm that our investment in Monarch Black Hawk is delivering exceptional returns.

“Our master plan expansion at Monarch Black Hawk was completed in the first quarter of 2022 with the opening of Bistro Mariposa, a dining venue offering elevated Southwest cuisine. Our market-leading resort continues to gain significant market share, particularly from the upper segment of the market. Following the elimination of betting limits in May 2021 and the additional table games variety, the property’s table games revenue continues to increase significantly. Our efforts to grow revenue and adjusted EBITDA at Monarch Black Hawk have only just begun and we are excited for the long-term growth opportunity of this property.

“In Reno, underlying market trends remain competitive, and we continue to invest in the property to ensure that our Atlantis resort remains at the pinnacle of Reno casino resort offerings. Atlantis’ first quarter financial results were impacted by construction work on the redesign and upgrade of approximately 20% of the room inventory at Atlantis. The project remains on schedule and is currently expected to be completed by the end of the second quarter of 2022.

“As we look to the balance of 2022, we intend to build on our strong operating performance in the first quarter, which traditionally is the slowest quarter of the year for us and for our markets. We continue to evaluate potential acquisitions where we can fully leverage our development and operating expertise to drive long-term value for our stockholders. Our future remains bright and we look forward to what promises to be an exciting 2022.”

Summary of 2022 First Quarter Operating Results
In the 2022 first quarter, the Company generated net revenue of $108.3 million, an increase of 44.5% from $75.0 million in the prior-year quarter. Casino, food and beverage (“F&B”), and hotel revenues increased 33.9%, 60.7% and 75.9% year over year, respectively. The increase in revenues was driven primarily by the ongoing ramp up of operations at the Company’s hotel and expanded casino at Monarch Black Hawk. In the first quarter of 2021, both Atlantis and Black Hawk revenues were adversely impacted by pandemic-related capacity and other regulatory limitations which remained in effect following the properties respective reopening.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2022 were $24.2 million compared to $19.9 million in the prior-year period, driven primarily by additional SG&A expenses to support the expanded Monarch Black Hawk and increases in advertising and promotional expenses related to the grand opening events at Monarch Black Hawk. As a percentage of net revenue, SG&A expense decreased to 22.3% compared to 26.6% in the prior-year period. Casino operating expense as a percentage of casino revenue increased to 35.6% during the first quarter of 2022 from 29.0% in the prior-year period, primarily due to increases in gaming tax expense and labor expense. F&B operating expense as a percentage of F&B revenue decreased to 79.6% during the first quarter of 2022 from 87.0% in the prior-year period due to a change in the restaurant mix and improved management of labor expense. Hotel operating expense as a percentage of hotel revenue decreased to 38.0% in the first quarter of 2022 compared to 49.2% in the same period a year ago, primarily due to an increase in Average Daily Rate.

Income from operations for the first quarter of 2022 increased 89.2% compared to the same period last year. Net income increased 122.2% and diluted EPS increased 119.0%. The Company generated first quarter 2022 consolidated Adjusted EBITDA of $34.3 million, an increase of $11.5 million, or 50.4%, over the same period a year ago. The increase in the Adjusted EBITDA represents an approximate 32% flow-through of net revenue.

Credit Facility and Liquidity
Capital expenditures of $23.7 million in the first quarter of 2022 primarily included the redesign and upgrade of the hotel rooms in the first tower at Atlantis as well as ongoing maintenance capital spending at both properties. All capital expenditures were funded from operating cash flows. The Company expensed $0.7 million of interest in the first quarter of 2022 compared to $1.6 million in the first quarter of 2021.

During the first quarter of 2022, the Company made $10 million in principal payments on its Term Loan Facility. As of March 31, 2022, the Company had an outstanding principal balance of $80 million under the Term Loan and had no outstanding balance under its $70 million Revolving Credit Facility.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) our expected operating results; (ii) our belief that we have sufficient liquidity to fund all remaining construction and litigation costs and ongoing capital expenditures; (iii) our belief that our business is well-positioned to benefit from any post-pandemic recovery and healthy macroeconomic trends; (iv) our expectation regarding the availability of future acquisition opportunities; (v) our beliefs regarding the quality of our products and guest services in Reno and Black Hawk, including as a premier destination gaming resorts in their respective markets; (vi) our expectations regarding our guests' acceptance of the expanded casino, new hotel and enhanced amenities at Monarch Black Hawk; and (vii) our expectations regarding our future position in, and share of, the gaming market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  continuing adverse impacts of the COVID-19 outbreak on our business, construction projects, financial condition and operating results;
  continuing actions by government officials at the federal, state and/or local level with respect to steps to be taken, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders, in connection with the COVID-19 outbreak;
  our ability to manage guest safety concerns caused by COVID-19;
  our ability to effectively manage and control expenses during temporary or extended shutdown periods;
  impact of temporary or extended shutdowns on our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts;
  our ability to negotiate relief options and necessary amendments to our Amended Credit Facility;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impact of any uninsured losses;
  changes in guest visitation or spending patterns due to health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our Monarch Casino Resort Spa Black Hawk general contractor, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same;
  our filing of affirmative defenses and extensive counterclaims against the Monarch Casino Resort Spa Black Hawk contractor, PCL Construction Services, Inc., in the above-mentioned litigation in which litigation the parties are currently conducting discovery, and investigation of the claims by and against us is therefore ongoing;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation to address budgetary and other impacts of the COVID-19 pandemic;
  the potential of increased regulatory and other burdens to address the direct and indirect impacts of COVID-19 pandemic;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  broad-based inflation, including wage inflation; and
  the impact of the events occurring in Eastern Europe and the conflict taking place in Ukraine.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.

Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa (“Atlantis”), a hotel/casino facility in Reno, Nevada, and the Monarch Casino Resort Spa Black Hawk (“Monarch Black Hawk”) in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 818 guest rooms and suites; eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,400 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Black Hawk features approximately 60,000 square feet of casino space; more than 1,000 slot machines; approximately 40 table games; a live poker room; a keno counter; and a sports book. The resort also includes 10 bars and lounges, as well as five dining options: a twenty-four-hour full-service restaurant, Java etc. (a coffee and sandwich outlet), a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine). The resort offers 516 guest rooms and suites, banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or jfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended March 31,
	2022	2021
	(Unaudited)	(Unaudited)
Revenues
Casino	$62,831	$46,911
Food and beverage	26,047	16,206
Hotel	15,192	8,635
Other	4,248	3,208
Net revenues	108,318	74,960

Operating expenses
Casino	22,367	13,618
Food and beverage	20,731	14,095
Hotel	5,773	4,251
Other	2,082	1,520
Selling, general and administrative	24,183	19,925
Depreciation and amortization	10,516	9,514
Other operating items, net	1,317	754
Total operating expenses	86,969	63,677
Income from operations	21,349	11,283
Interest expense	(650)	(1,619)
Income before income taxes	20,699	9,664
Provision for income taxes	(2,581)	(1,510)
Net income	$18,118	$8,154

Earnings per share of common stock
Net income
Basic	$0.96	$0.44
Diluted	$0.92	$0.42

Weighted average number of common shares and potential common shares outstanding
Basic	18,868	18,481
Diluted	19,592	19,283

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	March 31, 2022	December 31, 2021
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$33,149	$33,526
Receivables, net	7,487	8,881
Income taxes receivable	24,365	26,946
Inventories	6,972	7,159
Prepaid expenses	7,031	7,552
Total current assets	79,004	84,064
Property and equipment, net	586,543	580,807
Goodwill	25,111	25,111
Intangible assets, net	446	477
Total assets	$691,104	$690,459
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$20,000	$20,000
Accounts payable	19,410	18,575
Construction accounts payable	51,625	58,891
Accrued expenses	42,710	42,967
Short-term lease liability	669	745
Total current liabilities	134,414	141,178
Deferred income taxes	19,617	19,617
Long-term lease liability	13,373	13,498
Long-term debt, net	58,511	68,152
Total liabilities	225,915	242,445
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,096,300 shares issued; 18,875,124 outstanding at March 31, 2022;
18,764,540 outstanding at December 31, 2021
Additional paid-in capital	44,263	41,426
Treasury stock, 221,176 shares at March 31, 2022; 331,760 shares at	(8,121)	(4,341)
December 31, 2021
Retained earnings	428,856	410,738
Total stockholders' equity	465,189	448,014
Total liabilities and stockholders' equity	$691,104	$690,459

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended March 31,
	2022	2021
Adjusted EBITDA (1)	$34,342	$22,831
Expenses:
Stock based compensation	(1,160)	(1,280)
Depreciation and amortization	(10,516)	(9,514)
Provision for income taxes	(2,581)	(1,510)
Interest expense	(650)	(1,619)
Pre-opening expenses (2)	-	(1)
Construction litigation expenses (2)	(1,342)	(645)
COVID-19 expense	-	(108)
Gain on disposition of assets (2)	25	-
Net income	$18,118	$8,154

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Monarch's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Monarch's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies. Monarch defines Adjusted EBITDA margin as Adjusted EBITDA divided by Net revenue.
(2) Amount included in the “Other operating items, net” on the Consolidated Statement of Income.